Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Virgin Galactic Holdings, Inc. on Amendment No. 1 to Form S-3 on Form S-1, (File No. 333-234770) of our report dated March 18, 2019, with respect to our audits of the financial statements of Social Capital Hedosophia Holdings Corp. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on November 11, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 14, 2020